 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)1

GULFPORT ENERGY CORPORATION
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

402635304
(CUSIP Number)

November 2, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 402635304

1	NAME OF REPORTING PERSON

	Ryan Heslop
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,976,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		7,976,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,976,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.6%
12	TYPE OF REPORTING PERSON

	IN

2

CUSIP NO. 402635304

1	NAME OF REPORTING PERSON

	Ariel Warszawski
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,976,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		7,976,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,976,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.6%
12	TYPE OF REPORTING PERSON

	IN

3

CUSIP NO. 402635304

1	NAME OF REPORTING PERSON

	Firefly Value Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,976,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		7,976,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,976,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.6%
12	TYPE OF REPORTING PERSON

	PN, IA

4

CUSIP NO. 402635304

1	NAME OF REPORTING PERSON

	FVP GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,976,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		7,976,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,976,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.6%
12	TYPE OF REPORTING PERSON

	OO

5

CUSIP NO. 402635304

1	NAME OF REPORTING PERSON

	Firefly Management Company GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,976,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		7,976,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,976,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.6%
12	TYPE OF REPORTING PERSON

	OO

6

CUSIP NO. 402635304

1	NAME OF REPORTING PERSON

	FVP Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,976,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		7,976,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,976,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.6%
12	TYPE OF REPORTING PERSON

	PN

7

CUSIP NO. 402635304

Item 1(a).	Name of Issuer:

Gulfport Energy Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

3001 Quail Springs Parkway
Oklahoma City, Oklahoma 73134

Item 2(a).	Name of Person(s) Filing:

This statement (the “Statement”) is being filed by: (i) FVP Master Fund, L.P., a Cayman Islands exempted limited partnership (“FVP Master Fund”), (ii) Firefly Value Partners, LP, a Delaware limited partnership (“Firefly Partners”), which serves as the investment manager of FVP Master Fund, (iii) FVP GP, LLC, a Delaware limited liability company (“FVP GP”), which serves as the general partner of FVP Master Fund, (iv) Firefly Management Company GP, LLC, a Delaware limited liability company (“Firefly Management”), which serves as the general partner of Firefly Partners, and (v) Messrs. Ryan Heslop and Ariel Warszawski, the managing members of FVP GP and Firefly Management (all of the foregoing, collectively, “Reporting Persons”). FVP Master Fund is a private investment vehicle formed for the purpose of investing and trading in a wide variety of securities and financial instruments. FVP Master Fund directly owns all of the shares of the Issuer’s Common Stock reported in this Statement. Messrs. Heslop and Warszawski, Firefly Partners, Firefly Management and FVP GP may be deemed to share with FVP Master Fund voting and dispositive power with respect to such shares.

Item 2(b).	Address of Principal Business Office, or, if None, Residence:

The Principal Business Office of FVP Master Fund is:

c/o dms Corporate Services, Ltd.
P.O. Box 1344
dms House
20 Genesis Close
Grand Cayman, KY1-1108
Cayman Islands

The Principal Business Officer of Messrs. Heslop and Warszawski, Firefly Partners, FVP GP and Firefly Management is:

601 West 26th Street, Suite 1520
New York, NY 10001

Item 2(c).	Citizenship:

See Item 4 of the cover page for each Reporting Person.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share

8

CUSIP NO. 402635304

Item 2(e).	CUSIP Number:

402635304

Item 3.	If This Statement is Filed Pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
(e)	☒	An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E)
(f)	☐	An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)
(g)	☐	A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
(j)	☐	Group, in accordance with 240.13d-1(b)(1)(ii)(J)
Item 4.	Ownership:

See Items 5-9 and 11 on the cover page for each Reporting Person, and Item 2. The percentage ownership of each Reporting Person is based on 173,302,055 shares of the Issuer’s Common Stock outstanding as of October 29, 2018, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2018.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

9

CUSIP NO. 402635304

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary That Acquired the Security Being Reported by the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1 to the Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on May 3, 2018.

Item 9.	Notice of Dissolution of the Group.

Not Applicable

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

10

CUSIP NO. 402635304

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 2, 2018	/s/ Ryan Heslop
Ryan Heslop

Ariel Warszawski
Firefly Value Partners, LP
FVP GP, LLC
Firefly Management Company GP, LLC
FVP Master Fund, L.P.

Date: November 2, 2018	By:	/s/ Ariel Warszawski
Ariel Warszawski, for himself and as Managing Member of FVP GP (for itself and as general partner of FVP Master Fund) and Firefly Management (for itself and as general partner of Firefly Partners)

11